Exhibit 99.1

China Automotive Systems Reports Sales Increased by 19.4%

in the Third Quarter of 2024

WUHAN, China, November 13, 2024 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2024.

Third Quarter 2024 Highlights

•	Net sales rose 19.4% year-over-year to $164.2 million from $137.5 million in the third quarter of 2023.

•	Gross profit increased by 6.5% year-over-year to $26.4 million from $24.8 million in the third quarter of 2023; gross margin was 16.0% in the third quarter of 2024 compared to 18.0% in the third quarter of 2023.

•	Income from operations was $11.1 million for the third quarter of 2024, a nearly 10.0% increase compared to $10.2 million for the three months ended September 30, 2023.

•	Net income attributable to parent company’s common shareholders was $5.5 million, or diluted earnings per share of $0.18.

First Nine Months of 2024 Highlights

•	Net sales grew by 10.8% year-over-year to $462.2 million, compared to $417.2 million in the first nine months of 2023.

•	Gross profit increased by 15.4% year-over-year to $79.7 million, compared to $69.1 million in the first nine months of 2023; gross margin increased to 17.2% in the first nine months of 2024 from 16.6% in the same period last year.

•	Income from operations rose by 22.9% year-over-year to $31.6 million compared to income from operations of $25.7 million in the first nine months of 2023.

•	Net income attributable to parent company’s common shareholders was $20.9 million.

•	Diluted earnings per share attributable to parent company’s common shareholders was $0.69.

•	Cash and cash equivalents, and pledged cash were $138.8 million, or approximately $4.60 per share, as of September 30, 2024.

•	A special cash dividend of $0.80 per common share was paid to shareholders in August 2024.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “We are pleased to report sales growth for both the third quarter and the nine-month periods. Our third quarter’s solid performance was driven by a noteworthy 43.5% year-over-year increase in sales of Electric Power Steering (“EPS”) products, now accounting for almost 40.0% of our total sales. Additionally, sales of traditional steering products in the domestic Chinese passenger vehicle market climbed by 29.6% year-over-year, despite a slower industry growth environment. We are also pleased to see our commercial vehicle market sales rebounded with a 10.5% increase this quarter. Domestic sales were buoyed by the vehicle replacement cycle and subsidy policies. All business units, with the exception of North America, reported sales growth in the third quarter of 2024.”

“According to statistics from the China Association of Automobile Manufacturers, overall automobile sales in China increased by 2.1% year-over-year in the first nine months of 2024 with passenger car sales up by 3.0% and commercial vehicle sales lower by 1.6%. Sales of new energy vehicles increased by 32.5% and Chinese vehicle exports rose by 27.3% for the first nine months of 2024.”

“Given our recent financial performance and positive outlook, our shareholders were rewarded with a special cash dividend of $0.80 per common share in August of 2024. Also in August 2024, we celebrated the 20th anniversary of our NASDAQ listing,” Mr. Wu concluded.

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “We continued to maintain a strong balance sheet with cash and cash equivalents plus pledged cash of $138.8 million, despite spending $9.3 million on cash dividends to shareholders and investing $18.3 million in property, plant and equipment in the first nine months of 2024. At September 30th, working capital was $156.6 million and positive cash flow from operations increased by almost 54.0% year-over-year in the first nine months of 2024. We remain well positioned in our markets for long-term growth.”

Third Quarter of 2024

Net sales increased by 19.4% year-over-year to $164.2 million in the third quarter of 2024, compared to $137.5 million in the third quarter of 2023. Net sales of traditional steering products and parts increased by 7.4% year-over-year to $98.6 million for the third quarter of 2024, compared to $91.8 million for the same quarter in 2023. Net sales of EPS products rose 43.5% year-over-year to $65.6 million from $45.7 million for the same period in 2023. EPS product sales grew to 39.9% of the total net sales for the third quarter of 2024, compared to 33.2% for the same period in 2023. Sales of Henglong’s passenger vehicle steering systems increased by 29.6% and sales to Chery Auto rose by 12.4% due to higher demand. Sales to the commercial vehicle markets increased by 10.5%. Export sales to North American customers decreased to $18.7 million in the third quarter of 2024, compared to $27.6 million in the third quarter of 2023. North American sales declined primarily due to decreased demand from one customer. Sales in Brazil were $14.3 million in the third quarter of 2024, compared to $13.3 million in the third quarter of 2023. Net product sales for other entities rose 23.4% to $35.2 million compared to $28.5 million for the third quarter in 2023.

Gross profit grew by 6.5% year-over-year to $26.4 million from $24.8 million in the third quarter of 2023. Gross margin was 16.0% in the third quarter of 2024 compared to 18.0% in the third quarter of 2023. The change in gross margin was mainly due to the changes in the product mix for the three months ended September 30, 2024.

Gain on other sales was $0.6 million in the third quarter of 2024, compared to $2.2 million in the third quarter of 2023.

Selling expenses increased by 14.6% year-over-year to $4.4 million compared to $3.8 million in the third quarter of 2023. This expense increase was primarily due to higher warehouse and logistic costs related to the increased revenue. Selling expenses represented 2.7% of net sales in the third quarter of 2024, compared to 2.8% in the third quarter of 2023.

General and administrative expenses (“G&A expenses”) decreased by 17.0% year-over-year to $5.1 million, compared to $6.1 million in the third quarter of 2023, primarily due to the reversal of bad debt provisions for receivables. G&A expenses represented 3.1% of net sales in the third quarter of 2024, compared to 4.4% of net sales in the third quarter of 2023.

Research and development expenses (“R&D expenses”) decreased by 7.1% year-over-year to $6.4 million compared to $6.9 million in the third quarter of 2023. This decrease was related to lower R&D miscellaneous expenses caused by a reduction in R&D activities for new projects. R&D expenses represented 3.9% of net sales in the third quarter of 2024, compared to 5.0% in the third quarter of 2023.

Other income was $1.3 million for the third quarter of 2024, which is stable compared to $1.2 million for the three months ended September 30, 2023.

Income from operations was $11.1 million for the third quarter of 2024, a nearly 10.0% increase compared to $10.2 million for the three months ended September 30, 2023.

Interest expense was $0.3 million in the third quarter of 2024 compared to $0.2 million in the third quarter of 2023.

Net financial expense was $0.2 million in the third quarter of 2024, compared to net financial income of $0.2 million in the third quarter of 2023. The change in net financial expense/income primarily resulted from an increase in the foreign exchange losses due to the foreign exchange volatility.

Income before income tax expenses and equity in earnings of affiliated companies was $11.9 million in the third quarter of 2024, compared to income before income tax expenses and equity in earnings of affiliated companies of $11.2 million in the third quarter of 2023.

Income tax expense was $4.0 million in the third quarter of 2024 compared to $0.7 million for the third quarter of 2023, primarily due to a one-time income tax expense settlement for the subsidiaries in the PRC and an increase in the Global Intangible Low-Taxed Income (“GILTI”) tax expenses.

Net income attributable to parent company’s common shareholders was $5.5 million in the third quarter of 2024, compared to net income attributable to parent company’s common shareholders of $9.5 million in the third quarter of 2023. Diluted earnings per share was $0.18 in the third quarter of 2024, compared to $0.31 per share in the third quarter of 2023.

The weighted average number of diluted common shares outstanding was 30,185,702 in the third quarter of 2024, compared to 30,189,363 in the third quarter of 2023.

First Nine Months of 2024

Net sales increased by 10.8% year-over-year to $462.2 million in the first nine months of 2024, compared to $417.2 million in the first nine months of 2023 primarily due to an increase in sales of both traditional steering and EPS products. Nine-month gross profit increased by 15.4% year-over-year to $79.7 million from $69.1 million in the corresponding period last year. Nine-month gross margin increased to 17.2% from 16.6% in the first nine months of 2023. Gain on other sales was $2.8 million in the first nine months of 2024, compared to $3.6 million in the corresponding period last year. Income from operations increased by 22.9% year-over-year to $31.6 million in the first nine months of 2024 from $25.7 million in the first nine months of 2023.

Net income attributable to parent company’s common shareholders was $20.9 million in the first nine months of 2024, compared to net income attributable to parent company’s common shareholders of $26.8 million in the corresponding period in 2023. Diluted earnings per share in the first nine months of 2024 were $0.69, compared to diluted earnings per share of $0.89 in the first nine months of 2023.

Balance Sheet

As of September 30, 2024, total cash and cash equivalents, and pledged cash were $138.8 million, total accounts receivable including notes receivable were $314.2 million, accounts payable including notes payable were $271.8 million and short-term loans were $59.7 million. Total parent company stockholders’ equity was $388.6 million as of September 30, 2024, compared to $367.8 million as of December 31, 2023.

Business Outlook

Management has raised its revenue guidance for the full year 2024 to $630.0 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on Wednesday, November 13, 2024 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

Code: 546311

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2024, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2024	2023
Net product sales ($13,703 and $8,407 sold to related parties for the three months ended September 30, 2024 and 2023)	$164,215	$137,541
Cost of products sold ($7,217 and $6,266 purchased from related parties for the three months ended September 30, 2024 and 2023)	137,859	112,784
Gross profit	26,356	24,757
Gain on other sales	553	2,177
Less: Operating expenses
Selling expenses	4,357	3,803
General and administrative expenses	5,070	6,108
Research and development expenses	6,383	6,870
Total operating expenses	15,810	16,781
Income from operations	11,099	10,153
Other income, net	1,251	1,155
Interest expense	(271)	(245)
Financial (expense)/income, net	(167)	163
Income before income tax expenses and equity in earnings of affiliated companies	11,912	11,226
Less: Income taxes	4,042	688
Add: Equity in earnings of affiliated companies	203	706
Net income	8,073	11,244
Less: Net income attributable to non-controlling interests	2,562	1,749
Accretion to redemption value of redeemable non-controlling interests	(7)	(7)
Net income attributable to parent company’s common shareholders	$5,504	$9,488
Comprehensive income:
Net income	$8,073	$11,244
Other comprehensive income:
Foreign currency translation gain, net of tax	6,584	3,580
Comprehensive income	14,657	14,824
Less: Comprehensive income attributable to non-controlling interests	3,287	3,590
Accretion to redemption value of redeemable non-controlling interests	(7)	(7)
Comprehensive income attributable to parent company	$11,363	$11,227

Net income attributable to parent company’s common shareholders per share -
Basic	$0.18	$0.31
Diluted	$0.18	$0.31

Weighted average number of common shares outstanding -
Basic	30,185,702	30,185,702
Diluted	30,185,702	30,189,363

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2024	2023
Net product sales ($38,613 and $35,177 sold to related parties for the nine months ended September 30, 2024 and 2023)	$462,217	$417,194
Cost of products sold ($21,874 and $20,592 purchased from related parties for the nine months ended September 30, 2024 and 2023)	382,490	348,101
Gross profit	79,727	69,093
Gain on other sales	2,787	3,572
Less: Operating expenses
Selling expenses	13,044	10,981
General and administrative expenses	18,035	16,132
Research and development expenses	19,879	19,866
Total operating expenses	50,958	46,979
Income from operations	31,556	25,686
Other income, net	5,389	4,620
Interest expense	(712)	(770)
Financial (expense)/income, net	(869)	3,704
Income before income tax expenses and equity in earnings of affiliated companies	35,364	33,240
Less: Income taxes	7,893	3,004
Add: Equity in (losses)/earnings of affiliated companies	(1,379)	359
Net income	26,092	30,595
Less: Net income attributable to non-controlling interests	5,159	3,799
Accretion to redemption value of redeemable non-controlling interests	(22)	(22)
Net income attributable to parent company’s common shareholders	$20,911	$26,774
Comprehensive income:
Net income	$26,092	$30,595
Other comprehensive income:
Foreign currency translation gain/(loss), net of tax	3,390	(8,752)
Comprehensive income	29,482	21,843
Less: Comprehensive income attributable to non-controlling interests	5,659	4,831
Accretion to redemption value of redeemable non-controlling interests	(22)	(22)
Comprehensive income attributable to parent company	$23,801	$16,990

Net income attributable to parent company’s common shareholders per share -
Basic	$0.69	$0.89
Diluted	$0.69	$0.89

Weighted average number of common shares outstanding -
Basic	30,185,702	30,185,702
Diluted	30,185,702	30,190,660

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$98,310	$114,660
Pledged cash	40,514	40,534
Accounts and notes receivable, net - unrelated parties	295,515	261,237
Accounts and notes receivable, net - related parties	18,658	8,169
Inventories	108,880	112,392
Other current assets	28,245	27,083
Total current assets	590,122	564,075
Non-current assets:
Property, plant and equipment, net	100,703	101,359
Land use rights, net	9,130	9,233
Long-term investments	60,236	60,173
Other non-current assets	68,841	31,600
Total assets	$829,032	$766,440

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$59,744	$48,005
Accounts and notes payable-unrelated parties	259,134	240,739
Accounts and notes payable-related parties	12,658	12,839
Accrued expenses and other payables	65,253	44,771
Other current liabilities	36,718	37,385
Total current liabilities	433,507	383,739
Long-term liabilities:
Long-term tax payable	—	8,781
Other non-current liabilities	6,266	5,498
Total liabilities	$439,773	$398,018

Mezzanine equity:
Redeemable non-controlling interests	635	613

Stockholders’ equity:
Common stock, $0.0001 par value – Authorized – 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of September 30, 2024 and December 31, 2023, respectively, including treasury stock	$3	$3
Additional paid-in capital	69,722	63,731
Retained earnings-
Appropriated	12,174	11,851
Unappropriated	281,271	284,832
Accumulated other comprehensive income	(5,368)	(8,258)
Treasury stock – 2,152,600 and 2,152,600 shares as of September 30, 2024 and December 31, 2023, respectively	(7,695)	(7,695)
Total parent company stockholders’ equity	350,107	344,464
Non-controlling interests	38,517	23,345
Total stockholders’ equity	388,624	367,809
Total liabilities, mezzanine equity and stockholders’ equity	$829,032	$766,440

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$26,092	$30,595
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	14,574	13,666
Reversal of credit losses	(903)	(450)
Deferred income taxes	—	(1,017)
Equity in earnings/(losses) of affiliated companies	1,379	(359)
Loss on property, plant and equipment disposals	1,133	79
(Increase)/decrease in:
Accounts and notes receivable	(40,350)	(24,315)
Inventories	4,653	6,070
Other current assets	874	(1,391)
Other non-current assets	(874)	(517)
Increase/(decrease) in:
Accounts and notes payable	12,996	(6,198)
Accrued expenses and other payables	4,945	849
Long-term taxes payable	(7,025)	(5,268)
Other current liabilities	(952)	(1,004)
Net cash provided by operating activities	16,542	10,740
Cash flows from investing activities:
Cash received from property, plant and equipment sales	1,359	664
Payments to acquire property, plant and equipment (including $4,597 and $6,414 paid to related parties for the nine months ended September 30, 2024 and 2023, respectively)	(18,268)	(12,184)
Payments to acquire intangible assets	(383)	(2,437)
Investments under the equity method	(2,283)	(7,729)
Purchase of short-term investments	(58,472)	(55,290)
Proceeds from maturities of short-term investments	25,373	48,281
Cash received from long-term investments	1,396	3,115
Net cash used in investing activities	(51,278)	(25,580)
Cash flows from financing activities:
Proceeds from bank loans	64,461	42,828
Repayments of bank loans	(54,394)	(48,147)
Dividends paid to the common shareholders	(9,318)	—
Cash received from capital contributions of a non-controlling interest	15,504	—
Net cash provided by/(used in) financing activities	16,253	(5,319)
Effects of exchange rate on cash, cash equivalents and pledged cash	2,113	(3,671)
Net decrease in cash, cash equivalents and pledged cash	(16,370)	(23,830)
Cash, cash equivalents and pledged cash at beginning of the period	155,194	158,951
Cash, cash equivalents and pledged cash at end of the period	$138,824	$135,121